February 2022
Longeveron Inc.

LONGEVERON™ LEDGER
CELL-BASED THERAPIES

UPDATES IN CELL THERAPY AND HEALTHY AGING



In This Issue

Contributors :

Senior Director
Patient Services
Jessica Protenic, B.S.N., R.N.

Director
Medical Affairs
Kevin N. Ramdas, M.D., M.P.H.

Senior Scientist
Anthony Oliva, Ph.D.

Clinical Scientist
Danial Mehranfard
PharmD, MBA

Longeveron Granted Orphan Drug Designation by FDA for Lomecel-B to Treat Infants with Hypoplastic Left Heart Syndrome

On December 6th, 2021, Longeveron announced that the U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation (ODD) for Lomecel-B for the treatment of Hypoplastic Left Heart Syndrome (HLHS), a rare and life-threatening congenital heart defect in infants.

ODD is intended to assist and encourage companies to develop safe and effective therapies for the treatment of rare diseases or conditions. ODD positions Longeveron to be able to potentially leverage a range of financial and regulatory benefits, including government grants for conducting clinical trials, waiver of FDA user fees for the potential submission of a marketing application, and certain tax credits. Receiving ODD may also result in the product receiving seven years market exclusivity upon approval for use in the rare disease or condition for which the product was designated.

> "Adding to the Rare Pediatric Disease (RPD) designation already granted to Lomecel-B for treatment of HLHS, the FDA's decision to grant ODD to Lomecel-B for this indication indicates the ongoing and unmet need for new therapies to treat infants with HLHS," said Geoff Green, Chief Executive Officer at Longeveron."



"Building on results from our completed Phase 1 safety-focused trial, we believe Lomecel-B has potential to improve outcomes for these severely impacted infants by way of repairing cardiac tissue and improving ventricular function. The combination of both RPD and ODD allows us to potentially move more efficiently through clinical development and regulatory review, and Lomecel-B may be eligible for a period of marketing exclusivity upon approval for this indication."

The Centers for Disease Control and Prevention estimates that each year about 1,025 babies in the U.S. are born with HLHS. In other words, about 1 out of every 3,841 babies born in the U.S. each year is born with HLHS[1]. HLHS babies have an underdeveloped left ventricle, which impairs the heart's ability to pump oxygen-rich blood to the body properly. HLHS is often fatal without surgical intervention, in which three surgical procedures are performed over the period of about 5 years, to allow the right ventricle to be configured to pump blood to the body. These surgeries do not cure HLHS but help restore heart function. Longeveron is evaluating the safety of Lomecel-B injection into the right ventricle during the second surgery (4 – 6 months of age), and the effect on cardiac function and other health status endpoints. Longeveron recently reported clinical results from its safety-focused Phase 1 clinical study of Lomecel-B in HLHS patients. When cardiac surgeons injected Lomecel-B

directly into the babies' hearts at the time of the second surgery, the cells were well tolerated with no major adverse cardiac events and no infections considered to be related to the investigational treatment. One hundred percent of the babies enrolled in the Phase 1 trial (n=10) were alive and had not required a transplant between 2-3.5 years post-surgery. Other measurements of the babies' health, such as weight gain and growth pattern, matched that of normal healthy babies. Longeveron is currently enrolling ELPIS II, a 38-subject, Phase 2 randomized, double-blind, controlled clinical trial examining the effect of Lomecel-B in HLHS affected infants. ELPIS II is being funded in part by a grant from the National Institute of Health's National Heart, Lung, and Blood Institute (NHLBI; Grant number 1UG3HL148318), in collaboration with Longeveron, and is led by Principal Investigator Sunjay Kaushal, MD, PhD, Division Head, Cardiovascular-Thoracic Surgery, Ann and Robert H. Lurie Children's Hospital of Chicago.

"We are gratified to receive both rare pediatric disease and orphan drug designations from FDA for this clinical trial program," stated Sunjay Kaushal, M.D, Ph.D. study Principal Investigator and Division Head of Cardiovascular Thoracic Surgery at Lurie Children's Hospital of Chicago. "This is a severe condition and a significant unmet medical need, and these important designations will be vital to facilitating a potentially more rapid development program. My colleagues around the country and I are extremely excited about the progress of the current trial, and we look forward to seeing this program move through the regulatory and clinical pathway."

Reference(s):
1. Mai CT, Isenburg JL, Canfield MA, Meyer RE, Correa A, Alverson CJ, et al. National population-based estimates for major birth defects, 2010-2014. Birth Defects Res. 2019;111(18):1420-35.



Osteoporosis and the Promise of Stem Cell Therapy

Article written by Club SciWri (https://sciwri.club/)
A science communication group of STEMPeers (https://stempeers.org/)
A 501(c)(3) non-profit Organization

Osteoporosis is an age-related bone disease that affects about 10 million Americans over the age of 50, with a further 34 million at risk of the disease[2, 3]. The age-adjusted prevalence of osteoporosis among adults aged 50 and over in U.S. increased from 9.4% in 2007–2008 to 12.6% in 2017–2018. Osteoporosis prevalence among women increased from 14.0% in 2007–2008 to 19.6% in 2017–2018[4]. Osteoporosis is characterized by a disruption of the microarchitecture of bones leading to their progressive weakening. This significantly increases the likelihood of bone fracture, resulting in high medical costs and deterioration of the quality of life. There is no cure for the condition, although pharmacological interventions are available to manage the disease. Bones in our body are in a constant state of renewal, striking a fine balance between bone formation (osteogenesis) and degradation (bone resorption). With increasing age,



this balance is disturbed, leading to bone loss[5]. Medications for osteoporosis help maintain this balance, but they cannot reverse any existing damage and can have serious side effects.

Stem cell therapy is a promising approach for treating several pathophysiological conditions, and there is accumulating evidence of its success as a therapeutic strategy for osteoporosis. Mesenchymal cells (MSC) are multipotent cells that can differentiate into specialized bone progenitor cells, called osteoblasts. A loss in MSCs is correlated with a progression of osteoporosis[6]. In recent years, extensive research in MSCs has indicated their potential in treating osteoporosis. MSCs can be derived from multiple sources, such as bone marrow, placenta, adipose tissue, umbilical cord blood, and dental pulp. Pre-clinical studies have demonstrated how MSC transplantation can reverse bone weakening. Researchers from the University of Ottawa, Canada, transplanted bone MSCs in a mouse model constructed to study human age-related osteoporosis and found a marked improvement in bone formation and bone microstructure's structural integrity[7]. Currently, there is one actively recruiting clinical trial (#NCT04501354), which involves allogeneic implantation (transplantation from a donor) of MSCs from the umbilical cord to study its effect on spinal bone density in osteoporosis patients. Another clinical trial (#NCT02566655) which was completed in 2018, deployed intravenous infusion of bone marrow-derived MSCs in osteoporosis patients and studies the effects on spinal fractures. Results from both studies are yet to be published. While many parameters still need to be standardized and protocols optimized, stem cell therapy is an exciting tool in the arsenal of regenerative medicine, which can alleviate the suffering caused by age-related bone disease.

References:
2. Arjmand B, Sarvari M, Alavi-Moghadam S, Payab M, Goodarzi P, Gilany K, et al. Prospect of Stem Cell Therapy and Regenerative Medicine in Osteoporosis. Front Endocrinol (Lausanne). 2020;11:430.
3. Clynes MA, Harvey NC, Curtis EM, Fuggle NR, Dennison EM, Cooper C. The epidemiology of osteoporosis. Br Med Bull. 2020;133(1):105-17.
4. Sarafrazi N, Wambogo EA, Shepherd JA. Osteoporosis or low bone mass in older adults : United States, 2017–2018. NCHS Data Brief, no 405. 2021.
5. Jiang Y, Zhang P, Zhang X, Lv L, Zhou Y. Advances in mesenchymal stem cell transplantation for the treatment of osteoporosis. Cell Prolif. 2021;54(1):e12956.
6. Bellantuono I, Aldahmash A, Kassem M. Aging of marrow stromal (skeletal) stem cells and their contribution to age-related bone loss. Biochim Biophys Acta. 2009;1792(4):364-70.
7. Kiernan J, Hu S, Grynpas MD, Davies JE, Stanford WL. Systemic Mesenchymal Stromal Cell Transplantation Prevents Functional Bone Loss in a Mouse Model of Age-Related Osteoporosis. Stem Cells Transl Med. 2016;5(5):683-93.

Longeveron's United States Clinical Trials Update:



Longeveron is conducting several clinical trials under FDA oversight to evaluate the safety and clinical effects of Lomecel-B. Lomecel-B is an allogeneic, bone marrow-derived MSC) product manufactured in Longeveron's current good manufacturing practice (cGMP)-compliant facility in Miami, Florida. Longeveron currently has two US clinical trials ongoing, four clinical trials completed and in the data collection and/or analysis phase, and two more studies expected to begin in Q1 of 2022. These multi-center trials address a variety of diseases, including Alzheimer's disease (AD), Aging Frailty, and other chronic disease indications. If you are interested in learning more about the trials, details can be found by typing "Longeveron" in the search bar on www.ClinicalTrials.gov.

- Enrolling – Phase 1 Clinical Study of Lomecel-B for Covid-19-induced Acute Respiratory Distress Syndrome (ARDS) Subjects. We are enrolling subjects in our Phase 1 RECOVER Trial which is evaluating Lomecel-B infusions on ARDS due to COVID-19. The RECOVER Trial is a double-blind, randomized, placebo-controlled study designed to evaluate the safety and gain preliminary information about the potential efficacy of up to three intravenous administrations of Lomecel-B. These preliminary, primary measures of efficacy are functional lung recovery, recovery from infection, inflammatory status, immune status, and lung imaging. The RECOVER Trial received a prestigious TEDCO award from the Maryland Stem Cell Research Fund (MSCRF). Participating clinical centers include the Miami VA Health System, University of Maryland Medical Center and Wake Forest University Hospital.

- Enrolling – The Phase 2 Hypoplastic Left Heart Syndrome (HLHS) clinical trial, enrolling 38 subjects nationwide, is being funded by a grant from the NIH's National Heart, Lung, and Blood Institute (NHLBI) and is currently open and enrolling. Information on this trial can be found on elpistrial.org. This trial is currently enrolling at 7 centers nationwide

- Enrolling – Phase 2 Multi-Dose AD Clinical Study protocol has begun to enroll patients. This Phase 2 study follows the completion of our Phase 1 AD trial designed to examine the safety of Lomecel-B on people in the early stages of AD (mild AD). The results showed that Lomecel-B was safe and well-tolerated in this study. Topline results have been presented at the 2021 Alzheimer's Association International Conference in Denver, CO. A manuscript describing the full methods, results and conclusions has been submitted for publication in a peer-reviewed journal and is currently under review.

- Completed – We have completed our Phase 2b clinical study of Lomecel-B for Aging Frailty subjects. The multicenter study was conducted at various hospitals and clinics, primarily in South Florida, including the Miami VA Healthcare System, and was supported in part by a Small Business Innovation Research (SBIR) grant from the National Institute of Health's (NIH's) National Institute on Aging (NIA).
  One-hundred-and-forty-eight trial subjects were randomized to receive a single peripheral intravenous infusion of Lomecel-B at different doses (25 million, 50 million, 100 million or 200 million cells), or placebo, followed by a 1-year observation period to evaluate safety and

efficacy. The primary objective of the study is to assess the effect of Lomecel-B on exercise tolerance and endurance via the six-minute walk test. Additional endpoints include gait speed, grip strength, assessments for risk and fear of falling, depression, sexual function, cognition, various patient reported outcomes and activities of daily living, and blood-based biomarkers. Topline results were released in mid-August and the results were very promising showing a clear dose response curve at 180 and 270 days post infusion. The results showed a clear, statistically significant dose-response curve at day 180 and statistical significance for the pairwise comparison to placebo at Day 270 The lead investigator on this trial was Dr. Jorge G. Ruiz, MD, geriatrician at the Miami Veterans Affairs Healthcare System, Geriatric Research, Education and Clinical Center (GRECC), the study site enrolling the largest number of subjects. "The fact that patients enrolled in this study, with an average age of 75 and with clear mobility limitations, showed 6-month and 9-month placebo-adjusted increases in walking distance of 40 meters and 63 meters, respectively (200 million cell dose), is significant for a number of reasons. Frailty is associated with poor clinical outcomes and high healthcare utilization and being able to improve and extend walking distance suggests preservation of function and potentially independence," Dr. Ruiz continued. "Understanding that there are more studies to be completed, I would consider these results clinically significant and relevant for the older veteran population since one third of American Veterans older than 65 years have frailty."

- Completed – We have completed a Phase 1/2 multicenter, randomized, double-blind placebo-controlled trial designed to assess whether a Lomecel-B infusion can improve the immune response in frail other adults receiving the influenza vaccine. Frailty is associated with poor response to influenza vaccination and higher rates of flu due to weakened immune systems. Top line data from this trial are expected in the first quarter of 2022.

All Longeveron clinical trials in the United States referenced in this Longeveron Ledger have been listed in ClinicalTrials.gov and have been conducted under an FDA Investigational New Drug Application (IND).



Longeveron's International Trials/ Registry Update:



- NASSAU, BAHAMAS – Longeveron's ongoing single-arm experimental Treatment Registries (i.e. there are no placebo or other treatment groups so every participant receives Lomecel-B) for the following conditions:
  - o Aging Frailty (ages 50+);
    - » Frailty for reasons other than aging (ages 18+) (e.g. from autoimmune issues, chronic Lyme Disease, Chronic Fatigue Syndrome);
    - » Musculoskeletal Injury Due to Overuse or Athletics (ages 18+);
  - o Alzheimer's Disease/Cognitive Impairment (ages 50+);
  - o Osteoarthritis (ages 18+).

  [Current travel rules/restrictions into the Bahamas: Every traveler must receive a negative Covid-19 test and an approved Travel Visa from the Bahamian Ministry of Tourism website: travel.gov.bs]

- TOKYO, JAPAN – A Phase 2a, investigator-sponsored clinical trial has been approved by Japan's Pharmaceutical and Medical Devices agency (PMDA) intended to evaluate the safety and efficacy of Lomecel-B infusion in Japanese Aging Frailty subjects. This is a 45-subject randomized, double-blind, placebo-controlled clinical trial,with clinical centers at Juntendo University Hospital (Tokyo and Koto) and the National Center for Geriatrics and Gerontology (NCGG). This trial is in the preparation phase and is set to begin enrollment in the first quarter of 2022.

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CELL-BASED THERAPIES

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About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company's lead investigational product is the LOMECEL-B™ cell-based therapy product ("Lomecel-B"), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer's disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company's mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

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